EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Technology Solutions Company of our report dated January 29, 2003 except for Note 22 which is as of February 4, 2003 (as included in Form 10-K for the year ended December 31, 2002) relating to the financial statements and financial statement schedule, which appears in Technology Solutions Company’s Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

Chicago, Illinois
October 15, 2004